EXHIBIT 10.2

2012 Bonus Plan

Purpose:

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Medivation, Inc. (the “Company”) has established the terms of the 2012 Bonus Plan (the “Plan”) to compensate the executive officers of the Company for the level of achievement of corporate performance objectives set forth by the Compensation Committee for the 2012 fiscal year, as well as the executive officers’ contributions toward the achievement of those performance objectives.

Determination of 2012 Cash Bonuses:

Target bonuses for the Company’s executive officers under the Plan will range from 60% to 80% of such executive’s 2012 base salary. The amount of cash bonuses, if any, for each executive officer will be based on the executive officer and the Company meeting the 2012 corporate performance objectives approved by the Compensation Committee, which include objectives relating to clinical trial, regulatory activities and milestones, as well as objectives relating to preparation for the potential commercial launch of the Company’s investigational drug MDV3100. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met. The target bonuses for the Company’s executive officers for the 2012 fiscal year are as follows:

Executive Officer	Target Bonus (as percent of FY 2012 Base Salary)
David Hung, M.D. President and Chief Executive Officer	80%
Cheryl Cohen Chief Commercial Officer	60%
C. Patrick Machado Chief Business Officer and Chief Financial Officer	60%
Lynn Seely, M.D. Chief Medical Officer	60%